Exhibit 19.1

IREN - Quality Management System

Insider Trading Compliance Policy

Document Reference: IQMS-A1-ESG-PH-002

Revision: 5

Type	Application	Review Period
Policy	Mandatory	1 year

Revision	Date	Reason for Issue	Prepared	Checked	Approved
0	16/11/21	Adopted in anticipation of Nasdaq listing Revision 0 allocated when this document became part of IQMS	Latham & Watkins Clifford Chance Company Secretary	Unknown	Board approval 15 November 2021
1	10/05/23	Annual review Changes to reflect amended Rule 10b5-1 and new insider trading disclosure. Revised black- out period.	CLO	Unknown	Board approval 10 May 2023
2	15/05/24	Revision to reflect change to quarterly accounting and other clarifications.	Cesilia Kim, CLO	Unknown	Board approval 15 May 2024
3	07/11/24	Amend review period	Cesilia Kim, CLO and Company Secretary	William Roberts, Co-CEO	Board approval 7 Nov 2024
4	3/12/24	Update to reflect name change	Cesilia Kim, CLO and Company Secretary	Cesilia Kim, CLO and Company Secretary	N/A

www.iren.com

www.iren.com 2 Revision Date Reason for Issue Prepared Checked Approved 5 As at 01/07/25 Update for Domestic Issuer transition Cesilia Kim, CLO and Company Secretary William Roberts, Co-CEO Board approval 17 June 2025

www.iren.com 1 IREN LIMITED Insider Trading Compliance Policy (As of July 1, 2025) 1 Policy This Insider Trading Compliance Policy (this “Policy”) of IREN Limited (the “Company”) consists of nine sections: • Section 1 provides an overview; • Section 2 sets forth the policies of the Company prohibiting insider trading; • Section 3 explains insider trading; • Section 4 consists of procedures that have been put in place by the Company to prevent insider trading; • Section 5 sets forth additional transactions that are prohibited by this Policy; • Section 6 explains Rule 10b5-1 trading plans; • Section 7 sets forth the policies regarding gifts of securities; • Section 8 refers to the execution and return of a certificate of compliance; and • Section 9 refers to modification or waivers of a requirement in this Policy. In these Guidelines, “we,” “us,” “our” and “the Group” refer to the Company and any wholly owned subsidiaries, unless the context otherwise requires. 2 Summary Preventing insider trading is necessary to comply with securities laws and to preserve our reputation and integrity as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section 3 below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime in the United States (where our shares are listed) and Australia (where the Company is incorporated). The penalties for violating insider trading laws include imprisonments, disgorgement of profits, civil fines, and significant criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in us imposing sanctions, including termination of employment for cause. This Policy applies to all of our officers, directors and employees of the Group. This Policy also applies to any entities directly or indirectly controlled by individuals subject to the Policy, including any corporations, partnerships or trusts (such entities, together with all of our officers, directors and employees, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. In addition, each Covered Person who is an individual is responsible for ensuring that the following persons and entities comply with this Policy: a) other people to whom such an individual provide access to Company inside information, including contractors and consultants; b) the spouses, domestic partners and minor children (even if financially independent) of such individual (collectively, “Family Members”); and c) any person residing in the same household as such individual.

www.iren.com 2 Every officer, director and employee of a member of the Group must review this Policy. Questions regarding the Policy should be directed to our Chief Legal Officer. 3 Statement of Policies Prohibiting Insider Trading No Covered Person shall purchase or sell any type of security (as defined in Section 3 of this Policy) while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company, a member of the Group or any other company. These prohibitions do not apply to the following “permitted transactions”: • purchases of our securities by a Covered Person from the Company or sales of our securities by a Covered Person to the Company; • exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of our securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of our securities, and therefore would not qualify under this exception); or • purchases or sales of our securities made pursuant to any written trading plan that is pre-approved and otherwise meets all the requirements set forth in Attachment A to this Policy. For more information about Rule 10b5-1 trading plans, see Section 4 below and Attachment A to this Policy. In addition, no Covered Person shall, directly or indirectly, communicate (or “tip”) material, non-public information to anyone outside of the Group (except in accordance with our policies regarding the protection or authorised external disclosure of Company information), or to anyone within the Group other than on a need-to-know basis. 4 Explanation of Insider Trading “Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer. “Securities” include stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities. It is generally understood that insider trading includes the following: • trading by insiders while in possession of material, non-public information; • trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and • communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information. 4.1 What Facts are Material? The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security.

www.iren.com 3 Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Examples of material information may include (but are not limited to) information about: • significant changes in key performance indicators of the Company or another member of the Group; • financial information, including corporate earnings or earnings forecasts; • mergers, acquisitions, tender offers, joint ventures, dispositions or changes in assets; • major new products or product developments; • important business developments, such as developments regarding customers or suppliers (such as the acquisition or loss of a contract); • incidents involving cybersecurity, data protection or personally identifiable information; • developments regarding our intellectual property portfolio; • changes in control or changes in the Board or top management; • pending or threatened significant litigation or regulatory actions; • significant financing developments including pending public sales or offerings of debt or equity securities; • changes in the outside auditor or notification by the auditor that we may no longer rely on an auditor’s report; • significant changes in accounting treatment, write-offs or effective tax rate; • changes in debt ratings, or advance notice of analyst upgrades or downgrades of the issuer or one of its securities; • events regarding our securities, for example, defaults on senior securities, calls of securities for redemption, repurchase plans, share splits or changes in dividends, changes to the rights of security holders and public or private sales of additional securities; and • bankruptcies or receiverships. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material. A good general rule of thumb: When in doubt, do not trade. 4.2 What is Non-Public? Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must consist of readily observable matter and be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s web site. The circulation of rumours, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public. If, for example, we were to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Chief Legal Officer.

www.iren.com 4 4.3 Who is an Insider? “Insiders” include officers, directors and employees of a company and anyone else who has material non- public information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. Insiders subject to this Policy are responsible for ensuring that the persons and entities listed in Section 1 above also comply with this Policy. 4.4 Trading by Persons Other than Insiders Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by Insiders. Persons other than Insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated. Tippees inherit an Insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings. 4.5 Penalties for Engaging in Insider Trading Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include: • SEC administrative sanctions; • securities industry self-regulatory organisation sanctions; • civil injunctions; • damage awards to private plaintiffs; • disgorgement of all profits; • civil fines for the violator of up to three times the amount of profit gained or loss avoided; • civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of • US$1,000,000 (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator; • criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and • jail sentences of up to 20 years. Further, as the Company is incorporated in Australia, its securities are also subject to the insider trading provisions under the Australian Corporations Act 2001 (Cth) (discussed in Section 3.7 below), which carry significant civil and criminal penalties for individuals and companies, including civil fines for individuals up to the greater of AU$1,110,000 (or AU$11,100,000 for corporations) or three times the benefit obtained or detriment avoided by the violator, and jail sentences of up to 15 years. In addition, insider trading could result in serious sanctions imposed by us, including termination of employment for cause. Insider trading violations are not limited to violations of the federal securities laws. Other Australian and U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act 18 U.S.C. §§ 1961–1968 (“RICO”), also may be violated in connection with insider trading.

www.iren.com 5 4.6 Size of Transaction and Reason for Transaction Do Not Matter The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations. 4.7 Insider Trading Under Australian Laws As the Company is a body corporate formed in Australia, the insider trading prohibitions under the Australian Corporations Act 2001 (Cth) apply to the trading of the Company's securities with extraterritorial effect regardless of whether a trade occurs within Australia or the U.S. The Australian insider trading rules are similar to the principles explained in this Section 3; they prohibit insiders who possess "inside information" and know (or ought reasonably to know) that the information is not "generally available" to the public (i.e. is "non-public" as discussed in Section 3.2 above) and if it were "generally available", a reasonable person would expect it to have a "material effect" on the price of value of securities (i.e. is "material" as discussed in Section 3.1 above), from applying for, acquiring or disposing of securities. While Australian and U.S. insider trading prohibitions are similar, there are differences in their interpretation and application (including relevant exceptions) and every Covered Person should have regard to the laws of both jurisdictions when deciding whether to take an act or omission with respect to a certain trade. 5 Statement of Procedures Preventing Insider Trading The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. 5.1 Pre-clearance of Trades To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of our securities, all transactions in our securities (including without limitation, acquisitions and dispositions of our securities (including by gift), the exercise of stock options and the sale of our securities issued upon exercise of stock options) by the following individuals must be pre-cleared as set out below (each a “Pre-Clearance Person”): (i) executive officers; (ii) directors; (iii) such employees and contractors as are designated from time to time as being subject to this pre-clearance process and informed of such status in writing by the Chief Executive Officer(s) or Chief Legal Officer; and (iv) any entity (including any corporation, partnership or trust) controlled by, any Family Member of, and/or any person who resides in the same household as, each of the individuals in (i) to (iii) above. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules or any other laws. For the avoidance of doubt, any designation by the Board of Directors of the Pre-Clearance Person may be updated from time to time by the Chief Executive Officer(s), who will advise the Board of Directors of any such updates. A request for pre-clearance should be made to the Chief Legal Officer in writing in the form prescribed. This request should be made at least two (2) business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved. In addition, unless otherwise determined by the Chief Legal Officer, the Pre-Clearance Person must execute a certification (in the form approved by the Chief Legal Officer) that he, she or it is not aware of material, non- public information about the Company.

www.iren.com 6 The Chief Legal Officer (or if Chief Legal Officer is on leave or otherwise unavailable, the Chair of the Board of Directors (provided he or she is an independent non-executive director), or any independent non-executive director in the event the Chair of the Board of Directors is not an independent non-executive director)), with the prior approval of the Chief Executive Officer(s), will decide whether to clear any contemplated transaction, provided that: • the Chief Executive Officer(s) will have sole discretion to decide whether to clear transactions by the Chief Legal Officer or persons or entities subject to this policy as a result of their relationship with the Chief Legal Officer; • either the Chief Legal Officer or the Chair of the Board of Directors must pre-clear transactions by the Chief Executive Officer(s) or persons or entities subject to this policy as a result of their relationship with the Chief Executive Officer(s); and • any of the Chief Legal Officer, the Chair of the Board of Directors or the Chief Executive Officer(s) may (at the Company’s reasonable expense) seek advice from Australian and/or U.S. external lawyers regarding the pre-clearance process. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the relevant approver (as described above). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre- cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a Black-out Period (as defined below) before the transaction is effected, the transaction may not be completed. 5.2 Black-out Periods No member of the Window Group (defined below) shall purchase or sell any securities of the Company during the period beginning at 11:59 p.m., U.S. Eastern Standard time, on the 14th calendar day before the end of each of the fiscal quarters, and the full fiscal year of the Company and ending upon the completion of the second full trading day after the public release of earnings data for such fiscal quarter, and full year respectively, or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section 2. The “Window Group” consists of (i) directors and executive officers of the Company and its subsidiaries, and their respective assistants; (ii) all members of the Legal, Company Secretary, Finance, Commercial and Corporate Finance teams; (iii) all Vice Presidents and Senior Managers; (iv) any entity (including any corporation, partnership or trust) controlled by, any Family Member of, and/or any person who resides in the same household as, each of the individuals in (i) to (iii) above; and (v) such other employees as are designated from time to time as being subject to the Black-out Period and informed of such status in writing by the Chief Executive Officer(s) or Chief Legal Officer. From time to time, the Company, through the Board of Directors, our Disclosure Committee or the Chief Legal Officer, may recommend that officers, directors, employees or others suspend trading in our securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted in Section 2, all of those affected should not trade in our securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading. 5.3 Post-termination Transactions If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in our securities until that information has become public or is no longer material.

www.iren.com 7 6 Additional Prohibited Transactions We have determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, our officers, directors and employees must comply with the following policies with respect to certain transactions in our securities. 6.1 Short Sales Short sales of our securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve our performance. For these reasons, short sales of our securities are prohibited by this Policy. 6.2 Options A transaction in options is, in effect, a bet on the short-term movement of our stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options, whether traded on an exchange, on any other organised market or on an over-the-counter market, also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of our long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving our securities, on an exchange, on any other organised market or on an over-the-counter market, are prohibited by this Policy. For the avoidance of doubt, this section does not prohibit granting or exercising options granted by the Company in accordance with the Company’s incentive plans. 6.3 Hedging Transactions Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities, may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders. Therefore, all such transactions involving the Company’s securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy. 6.4 Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase our securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Insiders are prohibited from purchasing our securities on margin, i.e. holding the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities), or otherwise pledging our securities to secure loans, unless the transaction is preapproved by the Board of Directors, which will consider a range of factors in making such determination, including the relevant individual’s financial capacity to repay the loan without resort to the pledged securities. All requests for preapproval should be submitted at least ten days prior to the proposed date of execution of the margin purchase or pledge. 6.5 Trading in Another Company’s Securities No Insider should place a purchase or sale order (including investment through a retirement account), or recommend that another person place a purchase or sale order, in the securities of another corporation, if the Insider learns in the course of his or her employment or service as director non-public information that is likely to affect the value of those securities.

www.iren.com 8 For example, it would be a violation of the securities laws if an employee of the Group learned through his role at the Company that the Company intended to amend or terminate a material vendor or supplier contract and then placed an order to buy or sell stock in that vendor or supplier company because of the likely increase or decrease in the value of its securities. 6.6 Partnership Distributions Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws. 7 Rule 10b5-1 Trading Plans Rule 10b5-1 presents an opportunity for Insiders to establish arrangements to sell (or purchase) our securities without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in our securities (a “10b5-1 Plan”) entered into and used in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. A Covered Person may not enter into or amend a 10b5-1 Plan relating to Company securities without the prior approval of the Chief Legal Officer who will only provide such approval if the Covered Person does not have knowledge of material non-public information and in the case of a Window Group member, will only be given outside of a Black-out Period. 10b5-1 Plans only provide an “affirmative defence” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit. Any 10b5-1 Plan must comply with the guidelines set forth in Attachment A to this Policy. 8 Gifts of Securities As a general matter, gifts of Company securities should only be made (i) when an Insider is not in possession of material non-public information and (ii) other than during a Black-out Period. Gifts of Company securities are otherwise subject to this Policy, including Sections 4.1, 4.2 and 4.3. 9 Execution and Return of Certification of Compliance On an annual basis, all officers, directors and employees should read the Policy and provide a written acknowledgement by email to the Chief Legal Officer. 10 Modification or Waiver The Board of Directors may from time to time modify or waive a specific requirement in this Policy in writing if they deem such a modification or waiver is appropriate based on the particular facts and circumstances and in compliance with applicable laws.

www.iren.com 9 Attachment A Rule 10b5-1 Trading Plan Guidelines The following guidelines apply for any Rule 10b5-1 trading plan (a “10b5-1 Plan”) relating to the stock of IREN Limited (the “Company”). Capitalised terms used but not defined in this Annex A shall have the meanings assigned to such term in the Company’s Insider Trading Compliance Policy (the “Insider Trading Policy”). All 10b5-1 Plans entered into by Company directors, officers or employees and any amendment or suspension must comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Insider Trading Policy and other Company policies and must meet the following conditions: 1. Participants. Company directors, officers and employees (each, an “Insider,” and collectively, “Insiders”) are eligible to adopt a 10b5-1 Plan. 2. Plan and Approval. The 10b5-1 Plan must be in writing and signed by the Insider, and the Insider must provide a copy to the Company. The Company will keep a copy of each 10b5-1 Plan in its files. The form of each 10b5-1 Plan and any subsequent amendment or suspension must be consistent with these guidelines. For Insiders who are directors or officers (“D&O Insiders”), each 10b5-1 Plan, prior to the adoption, amendment or suspension of such plan, must be approved in writing by the Chief Legal Officer, or such other person as the Board of Directors may designate from time to time (the “Legal Department”), who may impose such conditions on the implementation and operation of the 10b5-1 Plan as the Legal Department deems necessary or advisable. A 10b5-1 Plan must not permit an Insider to exercise any subsequent influence over how, when or whether to effect purchases or sales. Sales under a 10b5-1 Plan must be via an approved broker. The Insider must act in good faith with respect to a 10b5- 1 Plan when the Plan is adopted and for the duration of the Plan, and must not enter into a 10b5- 1 Plan as part of a plan or scheme to evade the prohibitions of Rule 10b-5. In addition, each 10b5-1 Plan entered into by a D&O Insider must include a representation by such D&O Insider certifying that (a) such person is not in possession of material non-public information about the Company or its securities, and (b) the 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b- 5. 3. Timing and Term of Plan. Each 10b5-1 Plan must be adopted (a) at a time that is not during a black-out period under the Insider Trading Policy (such time, an “Open Trading Window”), and (b) when the Insider does not otherwise possess material non-public information about the Company. Each 10b5-1 Plan must be structured to remain in place for at least 12 months but no longer than 24 months after the effective date of such plan. Each 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”). For D&O Insiders, each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan until the later of (a) 90 days after the date of adoption or amendment of the 10b5-1 Plan and (b) 2 business days following the Company’s filing of a quarterly or annual report on Form 10-Q or 10-K, respectively, covering the financial reporting period in which the 10b5-1 Plan was adopted or amended, but in no event later than 120 days after the date of adoption or amendment of the 10b5-1 Plan. For all other Insiders (the “Other Insiders”), each 10b5-1 Plan must specify that trades may not execute under the 10b5-1 Plan for a period of at least 30 days after the date of adoption or amendment of the 10b5-1 Plan. 4. Plan Specifications; Discretion Regarding Trades. The 10b5-1 Plan must either (a) specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold or (b) specify or set an objective formula or algorithm for determining the amount of stock to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold. 5. Amendment and Suspension. Amendments and suspensions of 10b5-1 Plans must be approved in advance by the Legal Department. In addition, an Insider may voluntarily amend or suspend a 10b5-1 Plan only (a) during an Open Trading Window and (b) when the Insider does not otherwise possess material non-public information about the Company. Insiders may make amendments to 10b5-1 Plans without triggering a Cooling-Off Period so long as the amendment does not change the pricing provisions of the 10b5-1 Plan, the amount of securities covered under the 10b5-1 Plan or the timing of trades under the 10b5-1 Plan, or where a broker executing trades on behalf of the Insider is substituted by a different broker (so long as the purchase or sales instructions remain the same).

www.iren.com 10 6. Mandatory Suspension. Each 10b5-1 Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or if these guidelines are amended, or other events occur, that would prohibit sales under such 10b5-1 Plan. In such circumstances, the Legal Department or administrator of the Company’s stock plans is authorised to notify the broker. 7. Results of Termination of a Plan. If an Insider terminates a 10b5-1 Plan prior to its stated duration, such Insider may not trade in Company securities (other than pursuant to another 10b5-1 Plan already in place) for a period of at least 30 days, following such termination; provided, however, that any trades following such termination shall comply with the Insider Trading Policy. If an existing 10b5-1 Plan is terminated early and another 10b5-1 Plan is already in place, the first trade under the later-commencing plan must not be scheduled to occur until after the end of the effective Cooling-Off Period following the termination of the earlier 10b5-1 Plan. 8. Only One Plan in Effect at Any Time. An Insider may have only one 10b5-1 Plan in effect at any time, except that a written, irrevocable election (an “Election”) by an Insider to sell a portion of shares as necessary to satisfy statutory tax withholding obligations arising solely from the vesting of compensatory awards (not including options) (“Sales to Cover”) is permitted even if not included in the directions in the Insider’s 10b5-1 Plan, provided that (a) the Election is made during an Open Trading Window, (b) at the time of the Election, the Insider is not aware of any material, non-public information with respect to the Company or any securities of the Company, (c) the Sales to Cover are made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, (d) the Insider does not have, and will not attempt to exercise, authority, influence or control over any such Sales to Cover, and (e) the Election contains appropriate representations as to clauses (b)-(d). An Insider may adopt a new 10b5-1 Plan to replace an existing 10b5-1 Plan before the scheduled termination date of such existing 10b5-1 Plan, so long as the first scheduled trade under the new 10b5-1 Plan does not occur until after all trades under the existing 10b5-1 Plan are completed or expire without execution (subject to any Cooling-Off Periods), and otherwise complies with the guidelines regarding the first trade described above. A series of separate contracts with different brokers to execute trades under a 10b5-1 Plan may be treated as a single plan, provided the contracts as a whole meet the conditions under Rule 10b5-1, and provided further that any amendment of one contract is treated as an amendment of all of the contracts under the plan. 9. Limitation on Single-Trade Arrangements. In any 12-month period, an Insider is limited to one “single-trade plan” — one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction. The following do not constitute single-trade plans: (a) a 10b5-1 Plan that gives discretion to an agent over whether to execute the 10b5-1 Plan as a single transaction or that provides the agent’s future acts depend on facts not known at the time the 10b5-1 Plan’s adoption and might reasonably result in multiple transactions and (b) Sales to Cover. 10. Compliance with Rule 144. All sales made under a 10b5-1 Plan must be made in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and may not be made pursuant to a registration statement. To the extent that sales made under a 10b5-1 Plan are made pursuant to Rule 144 under the Securities Act, such 10b5-1 Plan must provide for specific procedures to comply with Rule 144, including the filing of Forms 144. 11. Broker Obligation to Provide Notice of Trades. Each 10b5-1 Plan entered into by a person subject to Section 16 filing requirements must provide that the broker will provide notice of any trades under the 10b5-1 Plan to the Insider and the administrator of the Company’s stock plans in sufficient time to allow for the Insider to make timely filings under the Exchange Act. 12. Insider Obligation to Make Exchange Act Filings and Company Disclosures. Each 10b5-1 Plan must contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act, as a result of or in connection with trades under such 10b5-1 Plan, are the sole obligation of such Insider and not the Company. The Company will also disclose in its quarterly and annual reports the material terms of the 10b5-1 Plans adopted or terminated (which includes modifications) by D&O Insiders, as required by the SEC’s rules, including the identity of the person, the date of adoption or termination, the duration of the trading arrangement and the aggregate number of securities under the 10b5-1 Plan.

www.iren.com 11 13. Required Footnote Disclosure. Insiders must footnote trades disclosed on Forms 4 and 144 to indicate that the trades were made pursuant to a 10b5-1 Plan. 14. Trades Outside of a 10b5-1 Plan. During an Open Trading Window, trades differing from 10b5-1 Plan instructions that are already in place are allowed as long as the 10b5-1 Plan continues to be followed and such trades comply in all relevant respects with the Insider Trading Policy. 15. Public Announcements. We may make a public announcement that 10b5-1 Plans are being implemented in accordance with Rule 10b5-1. We may also make public announcements or respond to inquiries from the media as transactions are made under a 10b5-1 Plan. 16. Prohibited Transactions. The transactions prohibited under Section V of the Insider Trading Policy, including, among others, short sales and hedging transactions, may not be carried out through a 10b5- 1 Plan or other arrangement or trading instruction involving potential sales or purchases of our securities. Further to this end, an Insider adopting a 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the 10b5-1 Plan and must agree not to enter into any such transaction while the 10b5-1 Plan is in effect. 17. Limitation on Liability. None of the Company, the Chief Executive Officer(s), the Legal Department, our other employees or any other person will have any liability for any delay in reviewing, or refusal of, a 10b5-1 Plan submitted pursuant to this Annex A or a request for pre-clearance submitted pursuant to Section IV of the Insider Trading Policy. Notwithstanding any review of a 10b5-1 Plan pursuant to this Annex A or pre-clearance of a transaction pursuant to Section IV of the Insider Trading Policy, none of the Company, the Legal Department, our other employees or any other person assumes any liability for the legality or consequences of such 10b5-1 Plan or transaction to the person engaging in or adopting such 10b5-1 Plan or transaction.

www.iren.com 12 Attachment B Certification of Compliance (Return by [__________________] [insert return deadline] TO: ____________________________________, Chief Legal Officer FROM: __________________________________________________________ RE: INSIDER TRADING COMPLIANCE POLICY OF IREN LIMITED I have received, reviewed, and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment with (or, if I am not an employee, affiliation with) IREN Limited, to comply fully with the policies and procedures contained therein. [I hereby certify, to the best of my knowledge, that the previous twelve months, I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.] SIGNATURE DATE TITLE